Exhibit 99.1

ENHANCED LTD

PRESS OFFICE

Enhanced to Go Public Through
Business Combination with A Paradise Acquisition Corp.

●	Enhanced Group Inc. Anticipated to List on the Nasdaq Stock Exchange Under Ticker Symbol: ENHA in Connection with Closing and Subject to Regulatory Approval

●	Enhanced is an elite sports competition and innovative performance company providing products that optimize health and longevity

●	Business Combination Expected to Provide Capital to Execute Growth Strategy Across Live Events, Media Production and Direct-to-Consumer Offerings

●	Inaugural Enhanced Games to Take Place in Las Vegas on May 24, 2026, Featuring Growing List of World-Class Athletes

●	Enhanced Receives SAFES for an Additional $40 Million Equity Private Placement Round that Closed Prior to Signing the Business Combination Agreement

NEW YORK and HONG KONG – November 26, 2025 – Enhanced Ltd (“Enhanced” or the “Company”) today announced it has entered into a definitive business combination agreement with A Paradise Acquisition Corp. (“A Paradise”) (NASDAQ: APAD), a special purpose acquisition company (SPAC), to bring its global sports business to the public markets.

The business combination values Enhanced at an enterprise value of $1.2 billion and is expected to provide up to $200 million in gross cash proceeds upon closing assuming no redemptions by SPAC shareholders. The consummation of the business combination, subject to regulatory approval, will result in Enhanced becoming a publicly traded company called Enhanced Group Inc. on the Nasdaq Stock Exchange (“Nasdaq”) under ticker symbol “ENHA”.

Additionally, immediately prior to the business combination agreement, Enhanced closed $40 million equity private placement in the form of a Simple Agreement for Future Equity (SAFE), which is convertible into Enhanced public company shares following consummation of the business combination. If the business combination does not close, SAFE investors would become shareholders of Enhanced Ltd, providing committed capital to execute the inaugural 2026 Enhanced Games. The SAFE was raised largely from existing Enhanced shareholders in exchange for a partial early release from lock-up of their existing Enhanced securities, and therefore should not be seen as a third party validation of the business combination valuation. Investors in the SAFE have received one warrant for every two shares exercisable for two years at a $1.2 billion valuation if the business combination is consummated.

The company is grateful for the continued support of its existing investor base, which represents the majority of the equity placement. In addition, the company welcomes several new blue chip investors.

Enhanced – Redefining the Future of Sport

Founded in 2023 by Executive Chairman Christian Angermayer, Co-Founder and CEO Maxmillian Martin and Dr. Aron D’Souza, Enhanced challenges conventional sporting norms by embracing regulated medicine and science to push human potential while prioritizing safety, transparency and innovation.

The Company intends to operate a diversified revenue model designed to capitalize on the growing global demand for sports entertainment, performance enhancement and longevity products. Enhanced’s business strategy centers on creating a premium sporting platform at the intersection of elite athletics, consumer products, health technology and media and entertainment.

Its annual event The Enhanced Games will allow athletes to compete while using enhancements under strict, clinical and medical supervision. Athletes have the full autonomy and choice, whether they would like to participate enhanced or not. The Company provides the regulated framework, in which athletes that choose to enhance, can do so safely and under clinical and medical supervision. The Enhanced Games will also offer meaningful compensation to elite athletes. The model will set a new standard in competition that prioritizes transparent athlete health and safety different from the punitive systems employed in other comparable sporting events and leagues. All Enhanced Games athletes will be mandated to undergo state-of-the-art medical profiling to ensure athlete health and safety prior to competition.

The Company’s expected revenue model encompasses three primary verticals: direct-to-consumer offerings and telehealth services, brand partnerships, and media and broadcasting rights. This diversified approach provides multiple pathways to monetization while reducing dependence on any single revenue source.

Brand partnership revenue is expected to form the foundation of the sports business, anchored by the annual Enhanced Games competition, while media and broadcasting partnerships represent a significant incremental opportunity, leveraging the interest in and global appeal of enhanced athletic competition.

Beyond live events, Enhanced is developing a comprehensive telehealth and direct-to-consumer business focused on performance medicine products. This division aims to democratize access to performance enhancement tools and protocols, allowing consumers to “Live Enhanced” through scientifically backed products and services. The Company expects to launch this product offering during Q1 2026.

This model is designed to capture value from the broader cultural shift toward experiential spending and the growing desire for longevity focused direct-to-consumer products in both athletic and consumer contexts. By positioning itself as the premium brand in the performance medicine category, Enhanced aims to establish market leadership in this emerging sector while building sustainable competitive advantages through its unique combination of elite sporting events and consumer health products.

Inaugural Enhanced Games – Memorial Day Weekend 2026

The inaugural Enhanced Games will take place at Resorts World in Las Vegas over Memorial Day Weekend on May 24, 2026. The event features world-class athletes competing for million-dollar prizes. The Company has assembled an impressive roster of elite athletes, including Gold Medallists, World Champions and current World Record holders including notable athletes such as Fred Kerley, Ben Proud, and others.

Enhanced plans an integrated marketing campaign to generate global excitement beginning in December by leveraging athlete news, content highlighting elite sport, athlete storytelling, entertainment and educational content, with a mission of amplifying the Company’s brand and sustaining consumer interest heading into the games and year-round thereafter.

Experienced Leadership Team

Enhanced is led by a world-class management team. The company’s executive team will include Co-Founder & CEO Maximilian Martin (previously Co-Founder & CEO of Bitfield), Co-Founder & Executive Chairman Christian Angermayer (Founder of Apeiron Investment Group) and founder of several sector-defining, disruptive companies like AtaiBeckley, Chief Sporting Officer Rick Adams (previously Chief of Sport Performance, United States Olympic & Paralympic Committee) and Chief Brand Officer Alex Lopez (previously President & Global Chief Creative Officer, McCann Worldgroup). The leadership team will also include Chief Financial Officer Sid Banthiya (previously CFO of Milk Bar and Director at Credit Suisse), and Chris Jones Chief Communications Officer (previously Head of Communications & Public Affairs at FanDuel and Chief Communications Officer for Interpublic’s IPG Mediabrands). Independent Board Member Jim Murren brings significant industry expertise as Chairman of the Ritz-Carlton Yacht Collection and for the General Commercial Gaming Regulatory Authority (GCGRA), as well as the former Chairman & CEO of MGM Resorts International.

Management Commentary

“Enhanced is on a mission to give everyone in the world the opportunity to Live Enhanced”, said Maximilian Martin, Co-Founder and CEO of Enhanced. “By merging scientific progress with elite athletic performance, we can not only build an exciting new sports property that changes athletes’ lives, but also showcase that performance enhancements - under the right clinical and medical supervision - can deliver long term health and longevity benefits. All people should be able to Live Enhanced - from amateur athletes that train for a triathlon, to grandparents that want to play with their grandchildren at the park.”

Christian Angermayer, Co-Founder & Executive Chairman of Enhanced, added, “Athlete safety, informed choice, and scientific and medical scrutiny stand at the center of what we do. Not only are we enabling athletes to tap into previously locked pockets of performance, but also to recover quicker and protect themselves better from injuries, which strengthens their careers and improves their long-term health. This represents a paradigm shift in sports - to a system where athlete health and wellbeing is the focus and not stigmatized.”

Claudius Tsang, CEO and Chairman of A Paradise commented, “We see Enhanced as an innovator in athletics with a diversified revenue model spanning events, media, consumer products and technology, well-positioned for significant growth potential. Their commitment to transparency, safety protocols and athlete empowerment aligns perfectly with our investment thesis of backing transformative companies that redefine traditional industries.”

Transaction Highlights

In connection with the business combination, Enhanced Ltd will merge with a wholly owned subsidiary of A Paradise, which will then merge with A Paradise, which will re-domesticate as a Texas corporation and change its name to Enhanced Group Inc. Its shares will be listed on NASDAQ under the ticker symbol ENHA in connection with closing and subject to regulatory approvals. The business combination values Enhanced at an enterprise value of $1.2 billion. Assuming no redemptions by A Paradise shareholders, the business combination is expected to deliver up to $200 million in gross cash proceeds to Enhanced Group that are currently held in trust by A Paradise. In the case of no redemptions, existing Enhanced shareholders will maintain approximately 81% economic ownership of the combined company, Enhanced Group Inc.

Additionally, immediately prior to the business combination, Enhanced closed on a $40 million equity private placement in the form of a Simple Structured Agreement for Future Equity (SAFE), which is convertible into either Enhanced Ltd. shares or public company shares following consummation of the business combination, which provides committed capital to execute on the inaugural 2026 Enhanced Games. The SAFE was raised largely from existing Enhanced shareholders in exchange for a partial early release from lock-up of their existing Enhanced securities, and therefore should not be seen as a third party validation of the business combination valuation. Investors in the SAFE have received one warrant for every two shares exercisable for two years at a $1.2 billion valuation if the business combination is consummated.

Proceeds from the transactions will be strategically allocated across five key growth areas: (i) athlete recruitment and compensation, (ii) Enhanced Games production, (iii) clinical and medical support for athletes, (iv) telehealth and consumer products and (v) general administrative runway to support the Company’s multi-faceted expansion plans.

The Board of Directors of Enhanced and A Paradise have both unanimously approved the business combination. The business combination is expected to close in the first half of 2026 subject to customary closing conditions, including the approval of A Paradise shareholders.

Additional information about the business combination, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by A Paradise with the United States Securities and Exchange Commission (“SEC”) and will be available on the SEC’s website at www.sec.gov/.

Advisors

In relation to the business combination, Berenberg is serving as financial advisor to Enhanced. Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is serving as financial advisor to A Paradise. Sullivan & Cromwell LLP and Reed Smith LLP are counsel to Enhanced. Morrison & Foerster is counsel to A Paradise. ICR served as communications advisor to Enhanced.

Important Information for Investors and Shareholders

This communication relates to a proposed transaction involving A Paradise Acquisition Corp. (“A Paradise”) and Enhanced. This communication does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A Paradise and Enhanced intend to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will include a document that serves as a prospectus and proxy statement of A Paradise, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all A Paradise shareholders. A Paradise and Enhanced also will file other documents regarding the business combination with the SEC. Before making any voting decision, investors and security holders of A Paradise are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the business combination, as they become available because they will contain important information about the business combination. Neither the SEC nor any securities commission or any other U.S. or non-U.S. jurisdiction has approved or disapproved of the business combination or information included herein.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus, and all other relevant documents filed or that will be filed with the SEC by A Paradise and Enhanced through the website maintained by the SEC at www.sec.gov. The documents filed by A Paradise with the SEC also may be obtained upon written request to A Paradise Acquisition Corp., The Sun’s Group Center, 29th Floor, 200 Gloucester Road, Wan Chai, Hong Kong, Attention: Claudius Tsang, Chief Executive Officer, +852 9583 3199

Participants in Solicitation

Enhanced, A Paradise and their respective directors and executive officers may be deemed participants in the solicitation of proxies from A Paradise’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in A Paradise is contained in A Paradise’s final prospectus related to its initial public offering dated July 29, 2025, which was filed with the SEC and is available free of charge at the SEC’s website at www.sec.gov and in A Paradise and Enhanced’s registration statement on Form S-4 which will be filed with the SEC, and will be available free of charge at the SEC’s website at https://www.sec.gov/, or by directing a request to A Paradise Acquisition Corp., The Sun’s Group Center, 29th Floor, 200 Gloucester Road, Wan Chai, Hong Kong, Attention: Claudius Tsang, Chief Executive Officer, +852 9583 3199.

Additional information regarding the interests of such participants will be contained in the registration statement when available. A list of the names of the directors and executive officers of Enhanced and information regarding their interests in the business combination will be contained in the registration statement when available. Additional information regarding the interests of such participants in the solicitation process may also be included in other relevant documents when they are filed with the SEC.

Forward-Looking Statements

This communication only speaks at the date hereof and may contain, and related discussions contain, “forward-looking statements” within the meaning of U.S. federal securities laws. These statements include descriptions regarding the intent, belief, estimates, assumptions or current expectations of A Paradise, Enhanced or their respective officers with respect to the consolidated results of operations and financial condition, future events and plans of A Paradise and Enhanced. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements are typically identified by words such as “expect”, “believe”, “foresee”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan”, “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could”, or “would” or the negative of these terms, although not all forward-looking statements contain these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements are not historical facts, and are based upon management’s current expectations, beliefs, estimates and projections, and various assumptions, many of which are inherently uncertain and beyond A Paradise’s and Enhanced’s control. Such expectations, beliefs, estimates and projections are expressed in good faith, and management believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will be achieved, and actual results may differ materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to: the outcome of any legal proceedings that may be brought against Enhanced or A Paradise following the announcement of the transactions described herein; the inability to complete the transactions described herein; the failure to obtain required regulatory or shareholder approvals; the valuation of Enhanced in connection with the business combination, which was determined through negotiations among affiliated parties and may not represent a market-based valuation; Enhanced’s unproven business model, limited operating history, and minimal revenue to date; the success of the inaugural 2026 Enhanced Games and subsequent events; audience, sponsor and media demand for performance-enhanced competition and related products; the availability of financing and proceeds from the private placement financing described herein; public, medical, regulatory, and ethical scrutiny of performance-enhancement substances and telehealth practices; the evolution of applicable sports, health, and data-privacy regulations; competition from established sports organizations and entertainment providers; insurance coverage limitations and increased operating costs; dependence on key management and medical personnel; exposure to litigation, antitrust or regulatory actions; risks related to market volatility, redemptions and the consummation of the business combination; Enhanced’s ability to develop and, expand its information technology and financial infrastructure; Enhanced’s intellectual property position, including the ability to maintain and protect intellectual property; the need to hire additional personnel and ability to attract and retain such personnel; the ability to recruit and retain athletes, coaches and partners; its ability to obtain additional capital and establish, grow and maintain cash flow or obtain additional and adequate financing; the effects of any future indebtedness on Enhanced’s liquidity and its ability to operate the business; its expectations concerning relationships with third parties and partners; the impact of laws and regulations and its ability to comply with such laws and regulations including laws and regulations relating to consumer protection, advertising, tax, data privacy, and anti-corruption; any changes in certain rules and practices of U.S. and Non-U.S. entities, including U.S.A. Swimming, U.S.A. Track & Field, U.S.A Weightlifting, World Anti-Doping Agency, World Aquatics, World Athletics, the International Weightlifting Federation and other sport governing bodies; its expectations regarding the period during which Enhanced will qualify as an emerging growth company under the JOBS Act; the increased expenses associated with being a public company; and Enhanced’s anticipated use of its existing resources and proceeds from the transactions described herein. There may be other risks not presently known to us or that we presently believe are not material that could also cause actual results to differ materially. Analysis and opinions contained in this communication may be based on assumptions that, if altered, can change the analysis or opinions expressed. In light of the significant uncertainties inherent in the forward-looking statements included in this communication, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this communication will be achieved, and you are cautioned not to place substantial weight or undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date they are made and, A Paradise and Enhanced each disclaims any obligation, except as required by law, to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

References throughout this communication to websites and reports are provided for convenience only, and the content on the referenced websites or in the referenced reports is not incorporated by reference into this communication. Enhanced assumes no liability for any third-party content contained on the referenced websites or in the referenced reports.

Use of Projections

This communication includes certain statements and estimates of the Company with respect to the projected future performance of the Company. Such statements, estimates and projections reflect various assumptions by management concerning possible anticipated results, which assumptions may or may not be correct. No representations are made as to the accuracy of such statements, estimates or projections. You will be expected to have conducted your own due diligence investigation regarding these and all other matters pertinent to Enhanced.

Use of Data

The data contained herein is derived from various internal and external sources we believe to be reliable. No representation is made as to the reasonableness of the assumptions within or the accuracy or completeness of any projections or modeling or any other information contained herein. Accordingly, any liability in respect of the information contained herein or in respect of this communication (including in respect of direct, indirect or consequential loss or damage) is expressly disclaimed. Any data on past performance or modeling contained herein is not an indication as to future performance, and the Company disclaims any obligation, except as required by law, to update or revise the information in this communication, whether as a result of new information, future events or otherwise.

About Enhanced

Enhanced is an elite sports competition and performance products company committed to giving athletes and people alike access to products that optimize their health, performance and recovery. The Enhanced Performance Product line provides consumers access to products, and protocols that optimize health, longevity and vitality. As a premium brand, Enhanced aims to revolutionize and lead the Performance Medicine category.

About The Enhanced Games

The Enhanced Games will champion scientific innovation and integrity in elite sporting competition. Enhanced believes in an objective, evidence-based approach to competition, one that celebrates athletic excellence and unlocks athletes’ full potential. The Enhanced Games is not only creating a sporting event that is thrilling for spectators but also a beacon for scientific transparency and athlete welfare. By putting athletes first, it gives them the opportunity to reach their full potential and be compensated accordingly, all while ensuring their safety through rigorous medical supervision and scientific oversight. The inaugural Enhanced Games will take place on May 24, 2026 and will be held at a purpose-built competition complex at Resorts World Las Vegas. The Games will offer unprecedented financial incentives to athletes.

Contacts:

Investors:

ICR, Inc.

Enhanced@icrinc.com

Media:

Enhanced Group Inc.

media@enhanced.com